Exhibit 99.14

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Prudential World Fund, Inc.:

We consent to the incorporation by reference, in this registration statement on Form N-14, of our reports dated December 23, 2005 and December 29, 2005, on the statements of assets and liabilities, including the portfolios of investments, of the Jennison Global Growth Fund and Dryden International Equity Fund (both a series of the Prudential World Fund, Inc., hereafter referred to as the “Funds”), respectively, as of October 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-14.

KPMG LLP

New York, New York

July 13, 2006